Exhibit 10.43

EXECUTION COPY

EMPLOYMENT AGREEMENT

AGREEMENT, dated as of January 31, 2005 (this “Agreement”), by and between Accuride Corporation (the “Company”), Transportation Technologies Industries, Inc. (“TTI”) and Donald C. Mueller (the “Executive”).

WHEREAS, the Executive is currently employed by TTI pursuant to the terms of an Employment Agreement dated August 2, 2004 (the “Current Agreement”);

WHEREAS, the Company and TTI are parties to a merger agreement pursuant to which TTI will become a subsidiary of the Company (the “Acquisition”); and

WHEREAS, the Company desires TTI to continue employing Executive and to terminate the Current Agreement and the Executive desires to continue to be so employed under the terms and conditions specified herein.

NOW, THEREFORE, in consideration of the mutual promises and conditions set forth herein, the parties hereto agree as follows:

1.                                       Duties and Authority.  Executive agrees to continue serving as the Vice-President, Treasurer and Chief Financial Officer of TTI. For periods prior to the closing of the Acquisition (the “Effective Date”) Executive shall report to the President and Chief Operating Officer of TTI and after the Effective Date the Executive Vice President/TTI Operations & Integration (the “TTI COO”).  The Executive agrees to devote substantially all of his business time and energies to the business of the Company and to perform faithfully, diligently and competently his duties hereunder.  Subject to the restrictions in Sections 6 and 7 below, the Executive shall be permitted to serve on such boards and perform such charitable activities, as he desires, provided that the Executive’s performance of such activities does not interfere with the Executive’s performance of his duties hereunder.

2.                                       Location.  Except for travel associated with the performance of his duties, Executive may continue to perform his duties at his current location with TTI.

3.                                       Compensation and Benefits.  In full consideration for all services rendered by Executive in all capacities, TTI, prior to the Effective Date, and the Company after the Effective Date shall provide and the Executive will receive the following compensation and benefits:

(a)                                  Base Salary.  Executive shall receive a base salary at an annual rate of $265,000 (the “Base Salary”) payable in accordance with the customary payroll practices of TTI.

(b)                                 Bonus.

(i)                                     Executive shall continue to be eligible to receive any bonus payable for 2004 pursuant to the bonus plan in effect on the date of this Agreement and in accordance with TTI’s normal practices and timing of bonus payments.

(ii)                                  Executive shall also be eligible for an incentive bonus (the “Incentive Bonus”) of up to $100,000 based upon the achievement of performance targets to be set forth on an Appendix A to this Agreement.  The Incentive Bonus shall be payable upon the earliest of (x) termination of Executive’s employment without Cause (as defined below) or (y) December 31, 2005; provided, however, that if an initial public offering of the Company’s stock has not occurred at the time of Executive’s termination of employment without Cause, the Company will pay the Executive such portion of the Incentive Bonus related to successful completion of the initial public offering upon such completion, if such initial public offering occurs within sixty (60) days of the termination of Executive’s employment.

(c)                                  Employee Benefits.  Executive shall continue to participate in and receive all employee benefits and perquisites that he is receiving under the plans and programs of TTI on the date of this Agreement.  Executive shall be eligible to participate in any new programs which are made available to senior executives of TTI during his employment with TTI.

4.                                       Termination of the Executive’s Employment.

(a)                                  By the Company.  The Company may terminate Executive’s employment in its sole discretion at any time, with or without Cause subject only to Section 5.  For purposes of this Agreement “Cause” means:

(i)                                     the willful and continued neglect or refusal failure by the Executive to perform his duties and responsibilities, or the willful taking of actions (or willful failures to take actions) that materially impair the Executive’s ability to perform his duties or responsibilities that in each case continues following written notice by the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness); or

(ii)                                  any act by the Executive that constitutes gross negligence or willful misconduct in the performance of his duties hereunder, or the conviction of the Executive for any felony, in each case which is materially and manifestly injurious to the company and which is brought to the attention of the Executive in writing not more than thirty days from the date of its discovery by the Company or its Board of Directors (the “Board”).

 For purposes of this definition of Cause, no act, or failure to act, by Executive shall be deemed “willful” unless done or omitted without good faith or without reasonable belief that the action or omission was in the best interest of the Company.  Any act, or failure to act, based upon the direction or instruction of the Board pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be presumed to be done, or omitted to be done, in good faith and in the best interests of the Company absent knowledge by the Executive to the contrary.  Executive shall not be deemed to have been terminated for Cause without an opportunity for the Executive, together with his counsel, after notice of such termination to be heard before the Board and with a reasonable opportunity for Executive to cure the action or inaction specified by the Company, if curable.

If Executive’s employment is terminated for Cause, the Company shall advance Executive any reasonable legal fees and expenses he may incur in connection with such alleged termination for Cause; provided, however, that if a court of competent jurisdiction determines that the termination for Cause was proper and in accordance with the terms of this Agreement, then Executive will reimburse the Company for all fees and expenses so advanced.

(iii)                               By the Executive.  Executive may terminate his employment upon 30 days written notice to the Company.  Executive’s employment shall terminate automatically upon his death.

5.                                       Compensation and Benefits Upon Termination of Employment.

(a)                                  Without Cause, Death, Disability, Breach or Termination by Executive After April 30, 2005.  If the Company terminates Executive’s employment without Cause or the Executive’s employment is terminated due to death, disability, because the Company breaches this Agreement or on or after April 30, 2005 Executive terminates his employment for any reason, then all compensation payable to the Executive under Section 3 will cease as of the effective date of such termination (the “Termination Date”), and subject to the execution of a general release of all employment claims by Executive, either TTI or the Company will provide the following payments and benefits to Executive in settlement of all of Executive’s rights under this Agreement and the Current Agreement:

(i)                                     A lump sum cash severance payment (less taxes and withholdings) equal to $825,000 upon the Termination Date;

(ii)                                  Subject to compliance with, and in consideration for the covenants set forth in Section 7, a lump sum cash payment equal to $530,000 upon the Termination Date;

(iii)                               Executive and his dependents may continue participation in all medical and dental benefit plans applicable to executive employees of TTI and Gunite at the same cost as applicable to Executive on the Effective Date.  Executive shall participate in such plans upon the same terms as applicable to active employees of TTI and Gunite from time to time; provided, however, that to the extent that the Executive demonstrates in writing to the Company, the Company will reimburse or arrange to provide any benefits that cease to be provided by virtue of plan amendment or change in coverage after the Effective Date at the same cost as applicable to Executive on the Effective Date.  Benefits under this paragraph 5(a)(iii) shall be provided for any expenses incurred within the period from the Termination Date until the earlier of until the earlier of (A) the date Executive becomes eligible to receive medical or dental coverage under another employer’s group health plan which coverage does not include a waiting period or pre-existing condition exclusion, or (B) the third anniversary of the Termination Date.  Such coverage will be provided in conjunction with and not in addition to any continuation coverage required by applicable law, including Section 4980B of the Internal Revenue Code of 1986, as amended;

(iv)                              A lump sum cash payment of all earned but unpaid salary through the Termination Date, any accrued but unused vacation as of the Termination Date, unreimbursed business expenses and amounts payable under any TTI benefit plans in accordance with the terms of those plans; and

(v)                                 A mutual release of any claims against Executive by the Company, other than claims based on (A) criminal acts, (B) fraud, or (C) bad faith nondisclosure of material facts relating to the representations and warranties made by TTI the basis of which were based on Executive’s knowledge.

(b)                                 Termination For Cause or By Executive.  If Executive’s employment is terminated by the Company for Cause or by the Executive prior to April 30, 2005 for any reason other than the Company’s breach of this Agreement, Executive’s death or disability, Executive will receive only the amounts set forth in Section 5(a)(iv) and neither TTI nor the Company shall, thereafter have any further obligations to Executive.

(c)                                  Mitigation and Survival.  Executive shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking employment or otherwise, except as otherwise specifically provided in Section 5(a)(iii)(A) nor shall the amount of any payment or benefit provided for in this Section 5 be reduced by any compensation earned by the Executive as a result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to TTI, the Company, or otherwise.  Further, the obligations of the Company to make payments and provide benefits under this Section 5 shall survive the termination of this Agreement.

6.                                       Confidentiality.  Executive acknowledges that as key management he is involved on a high level in the development, implementation and management of TTI’s strategies and plans and as such he has and will acquire confidential information regarding the business of TTI and its subsidiaries and affiliates.  Accordingly, the Executive agrees that, without the prior written consent of TTI, he will not, at any time, disclose to any unauthorized person or otherwise use any such confidential information for any reason other than the TTI’s business.  For this purpose, confidential information means non-public information concerning the financial data, business strategies, product development (and proprietary product data), customer lists, marketing plans, operations, industrial relations, acquisitions and other proprietary information concerning TTI and its subsidiaries and affiliates, except for specific items that have become publicly available other than as a result of Executive’s breach of this Agreement.

7.                                       Competitive Activity.

(a)                                  Noncompete.  By virtue of Executive’s unique and sensitive position and special background, employment of Executive by a competitor of TTI represents a serious competitive danger to TTI and the Company, and the use of Executive’s knowledge and information about the TTI’s business, strategies and plans can and would constitute a valuable competitive advantage over TTI.  Accordingly, Executive agrees and covenants that for thirty-six (36) months following the Effective Date he will not, without the prior written consent of the Company, directly or indirectly, knowingly engage or knowingly have an interest in (meaning as owner, partner, stockholder, employee, director, officer, agent, consultant or equivalent relationship), with or without compensation, any business in North America in direct competition with any business of TTI that comprised more than ten percent (10%) of the TTI’s revenues during the four consecutive completed fiscal quarters ending prior to the Effective Date.  This Section 7(a) does not prohibit the mere passive ownership of less than five percent (5%) of the outstanding stock of any public corporation as long as Executive is not otherwise in violation of this Section 7.  For purposes of this Section 7(a) and Section 7(b), the term “TTI” shall include its subsidiaries, divisions and affiliates and after the Effective Date shall also include the Company and its subsidiaries and affiliates.

(b)                                 Nonsolicitation.  Executive will not for thirty-six (36) months after the Effective Date, without the prior written consent of the Company, directly or indirectly, on his own behalf or on behalf of any other person or entity:

(i)                                     directly or indirectly, solicit, or otherwise encourage the resignation of any officer, employee, agent, consultant, or independent contractor of TTI without the prior written approval of Company; or

(ii)                                  interfere with or induce any person or entity that is a customer of TTI during the twelve (12) month period prior to the Effective Date to discontinue any business relationship with TTI or the Company or to refrain from entering into a business relationship or transaction with TTI or the Company.

(c)                                  Remedy for Breach.  The Executive hereby acknowledges that the provisions of Section 7 are reasonable and necessary for the protection of TTI and the Company and their subsidiaries and affiliates.  Executive further acknowledges that TTI and the Company and their subsidiaries and affiliates will be irreparably harmed if such covenants are not specifically enforced.  Accordingly, Executive agrees that, in addition to any other relief to which TTI or the Company may be entitled, including claims for damages, the Company will be entitled to seek and obtain injunctive relief (without the requirement of any bond) from a court of competent jurisdiction for the purposes of restraining Executive from an actual or threatened breach of such covenants.  In addition, and without limiting TTI’s or the Company’s other remedies, in the event a court of competent jurisdiction issues a non-appealable ruling that the Executive breached any of the covenants contained in Section 7, neither TTI nor the Company as applicable will have any further obligation to pay or provide any further amounts under Section 5(a) of this Agreement and Executive shall repay TTI or the Company as applicable all amounts paid to Executive under Section 5(a)(ii), which shall offset any monetary damages.

(d)                                 Restrictive Modification.  If any of the rights or restrictions contained herein shall be deemed to be unenforceable by reason of the extent, duration or geographical scope of such rights or restrictions, the parties hereby agree that a court of competent jurisdiction shall reduce such extent, duration and geographical scope and enforce such right or restriction in its reduced form for all purposes in the manner contemplated hereby; provided that such extent, duration and geographical scope shall only be reduced to the extent necessary in order to make such right or restriction enforceable.

8.                                       Miscellaneous.

(a)                                  Survival.  The obligations of the Company and TTI in Sections 5 and 7 of this Agreement and the obligations of the Executive in Sections 6 and 7 of this Agreement will survive the termination of Executive’s employment under this Agreement.

(b)                                 Notice.  Any notice, consent or other communication made or given in connection with this Agreement shall be in writing and will be deemed to have been duly given when delivered or five (5) business days after mailed by United States registered or certified mail, return receipt requested, to the parties at the addresses set forth below.

To Executive:

Donald C. Mueller

8 North Clay Street

Hinsdale, Illinois 60521

with a copy to:

Winston & Strawn LLP

35 West Wacker Drive

Chicago, IL 60601

Attn:  Robert F. Wall

To Company:

Accuride Corporaiton

7140 Office Circle

Evansville, IN  47715

with a copy to:

Peter Kerman

Latham & Watkins

135 Commonwealth Drive

Menlo Park, California 94025

(c)                                  Entire Agreement.  This Agreement shall supersede any and all existing agreements between the Executive and TTI or any of its subsidiaries or affiliates relating to the terms of the Executive’s employment, including but not limited to the Current Agreement.

(d)                                 Amendments and Waivers.  No provisions of this Agreement may be amended, modified, waived or discharged except as agreed to in writing by the Executive and the Company.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion will not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(e)                                  Successors.  Neither this Agreement nor any of the rights of the parties hereunder may be assigned by either party hereto except that the Company may assign its rights and obligations hereunder to a corporation or other entity that acquires substantially all of its assets, provided that such assignee executes and delivers to the Executive an agreement undertaking to assume the obligations of the Company under this Agreement.  Any assignment or transfer of this Agreement in violation of the foregoing provisions will be void.  This Agreement shall be binding upon and inure to the benefit of the Executive and the Company and its successors and permitted assigns.

(f)                                    Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and/or to be performed in that State, without regard to any choice of law provisions thereof.

(g)                                 Withholdings.  The Company shall withhold from any benefit provided or payment due hereunder the amount of withholding taxes due any federal, state, or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding taxes.

(h)                                 Severability.  If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement will remain in effect, and if such provision is inapplicable to any person or circumstance, it will nevertheless remain applicable to all other persons and circumstances.

(i)                                     Indemnification.  With respect to performance of services for the Company and TTI after the Effective Time, the Executive shall be entitled to such indemnification under the terms of the Company’s Bylaws, Articles of Incorporation or other policies, including coverage under any directors’ and officers’ liability insurance maintained by the Company, as in effect from time to time, to the same extent as other current or former officers of the Company.

(j)                                     Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

[Signature Page Follows]

EXECUTION COPY

IN WITNESS WHEREOF, the Executive has hereto set his hand, the Company and TTI have caused these presents to be executed in their name on their behalf, all as of the day and year first above written.

DONALD C. MUELLER	ACCURIDE CORPORATION

/s/ Donald C. Mueller	By:	/s/ Terrence J. Keating
Name: Terrence J. Keating
Title: President and Chief Executive Officer

TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC.

	By:	/s/ Andrew M. Weller
Name: Andrew M. Weller
Title: President and Chief Executive Officer

[Signature Page to Mueller Employment Agreement]

APPENDIX A

Donald C. Mueller

Incentive Bonus Milestones

30%	•	Successful completion of Initial Public Offering (with target effective date prior to April 30, 2005)
		•	Assist in preparation and filing of S-1 Registration Statement
		•	Assist in preparation of pro forma financial information
		•	Attendance at drafting sessions
		•	Assist in providing diligence information as requested
		•	Assist in providing timely response to SEC comments

20%	•	Successful Completion of High Yield Offering
		•	Assist in preparation of disclosure document
		•	Assist in preparation of pro forma financial information
		•	Attendance at drafting sessions
		•	Assist in providing diligence information as requested

20%	•	Successful Completion of 2004 TTI audit by February 15, 2005

30%	•	Merger Transition Issues
		•	Assist in developing critical financial integration items/implementation
		•	Assist in developing Corporate/TTI based synergies as requested
		•	Coordinate financial reporting with Accuride Corporate
		•	Assist in completion of merger accounting and reporting
		•	Assist in preparation of Q1 results, 10-Q, pro-formas, etc.
		•	Assist in transition of 404 Sarbanes-Oxley compliance